EXHIBIT 99

FOR IMMEDIATE RELEASE Thursday October 19, 2006	CONTACT: John A. Ustaszewski Chief Financial Officer (740) 657-7000
DCB FINANCIAL CORP ANNOUNCES
THIRD QUARTER 2006 EARNINGS
LEWIS CENTER, Ohio, October 19, 2006 DCB Financial Corp, (OTC Bulletin Board DCBF) announced earnings of $1.94 million, or $0.51 per basic and diluted share for the three months ended September 30, 2006. The Corporation also reported earnings of $5.69 million, or $1.49 per basic and diluted share for the nine months ended September 30, 2006, representing a $0.08, or 5.7% increase from the $1.41 earnings per share for the same period in 2005. Return on assets for the third quarter 2006 was 1.10%, while return on equity was 13.0%.
DCB Financial Corp also announced that the Board of Directors approved a $0.14 per share dividend, payable November 15, 2006 to shareholders of record as of October 31, 2006.
President and Chief Executive Officer Jeffrey T. Benton commented, “The third quarter presented some real challenges to us with rising interest expense costs, increased competition and reduced economic activity resulting in slower loan growth. We’ve responded well by increasing our non-interest income and by keeping a line on our operating expenses.”
Mr. Benton continued, “The Bank recently introduced our remote capture product for commercial customers and the CDARS program provided a vehicle for expanded FDIC insurance coverage for public fund and other CD customers. While growth has slowed, we are confident that we have the products, services and technology that our customers want. We expect growth to return as economic activity improves and as our branch expansion program rolls out. Our key performance ratios remain among the best of our community bank peers.”
Net Income
Net income for the three months ended September 30, 2006 totaled $1.94 million, compared to net income of $1.98 million for the same period in 2005. Earnings per share was $0.51 for both the three months ended September 30, 2006 and 2005.
Net Interest Income
Net interest income was $5.8 million for the three months ended September 30, 2006, compared to $5.9 million for the same period in 2005. The $22 thousand decrease in the third quarter 2006 compared to 2005 was mainly due to slower growth in loan balances attributed to the current economic environment. The third quarter’s net interest margin decreased to 3.56% on a fully tax equivalent basis, from 3.72% during the third quarter 2005. The decline is primarily attributed to higher cost borrowings and deposits associated with the current interest rate environment. The Bank has seen deposit growth primarily in products such as time deposits and money market accounts, which generally carry higher costs compared to checking and savings products. Funding costs may further negatively impact the net interest margin in future periods if the current competitive and rising rate environments remain in effect.
Noninterest Income
Total noninterest income increased $77, or 5.7%, for the three months ended September 30, 2006, compared to the same period in 2005. The change in noninterest revenues from period to period is mainly attributed to an increase in treasury management service fees coupled with an increase in service fees, offset somewhat by a decline in gains on secondary market loans sales. Continued softness is expected in the gain on loan sales as product demand has weakened due to the overall decline in the residential real estate market.

Noninterest Expense
Total noninterest expense increased $311, or 8.2%, for the three months ended September 30, 2006, compared to the same period in 2005. The increase was primarily due to increases in salary and employee benefits expenses, and consulting and other professional expenses incurred, offset with a decline in postage, freight and other administrative expenses. The increase in salary and benefits expense is mainly associated with the addition of revenue generating staff in the lending and wealth management divisions, and to the addition of compliance and credit personnel to continue developing the infrastructure to support future growth. The Company’s quarterly efficiency ratio fell slightly to 56.7% in the third quarter 2006 from 52.8% for the same period in 2005, due to a slight increase in operating expenses coupled with a slowdown in loan production.
Analysis of Selected Financial Condition
The Corporation’s assets totaled $692,256 at September 30, 2006, compared to $690,896 at December 31, 2005, an increase of $1,360, or 0.2%. Since September 30, 2005 assets have increased $15,771 or 2.3% from $676,485. The increase in assets was mainly attributed to loan growth the Corporation experienced within its normal markets, particularly in commercial real estate. The funding that accommodated this loan growth was supplied through increased borrowings, mainly Federal Home Loan Bank advances, and money market and wholesale deposits.
Cash and cash equivalents increased $3,062, from December 31, 2005 to September 30, 2006. Total securities decreased $2,863, or 3.0%, from $96,580 at December 31, 2005 to $93,717 at September 30, 2006. All securities and investment securities were classified as available for sale at September 30, 2006. Management classifies securities as available for sale to provide the Corporation with the flexibility to move funds into loans as demand warrants. The mortgage-backed securities portfolio, totaling $34,543 at September 30, 2006, provides the Corporation with a constant cash flow stream from principal repayments and interest payments. The Corporation held no structured notes during any period presented. Management is reducing its investment portfolio in order to reduce borrowings and reallocate resources to higher yielding earning assets.
Total loans increased $12,324, or 2.3%, from $543,804 at September 30, 2005 to $556,127 at September 30, 2006. The increase is attributed mainly to the continued growth of real estate construction, land development, and commercial real estate loans. The Bank has experienced a decline in loan balances due to unscheduled payoffs in the commercial portfolio due to irrational competitive pricing and, on a positive note, from problem loan resolutions. Other loan categories in which the Corporation participates, commercial, industrial, and consumer financing, remained relatively stable or experienced small increases in loans outstanding. The Bank’s local market continues to remain active with regard to the amount of commercial real estate development activity.
Total deposits increased $25,916, or 5.1%, from $503,906 at December 31, 2005 to $529,822 at September 30, 2006. This growth is mainly attributed to the increase in deposit activity from the Corporation’s large public fund customers, brokered certificates of deposit, and money market accounts. The Bank had approximately $34,994 in brokered certificates of deposit outstanding at September 30, 2006. The competition for core deposits remains strong which has resulted in lower growth for these types of accounts. Management intends to continue to develop new products and to monitor the rate structure of its deposit products to encourage growth in deposit liabilities. Noninterest-bearing deposits decreased $9,652, or 14.0%, from $68,977 at December 31, 2005 to $59,325 at September 30, 2006; while interest-bearing deposits increased $35,568, or 8.2%, from $434,929 to $470,497 during the same period. Total borrowings decreased $26,987, or 21.0%, from $128,535 at December 31, 2005 to $101,548 at September 30, 2006.
Provision and Allowance for Loan Losses
The provision for loan losses totaled $390 for the three months ended September 30, 2006, compared to $545 for the same period in 2005. This decline is mainly attributed to lower loan growth on a quarter to quarter comparison. Non-accrual loans for the three months ended September 30, 2006 were $2.091 million compared to $1.885 million for the same period in 2005. Net charge-offs for the three months ended September 30, 2006 increased to $615, compared to $267 for the three months ended September 30, 2005. Annualized net charge-offs for the three months ended September 30, 2006 were 0.44% compared to 0.20% at September 30, 2005.

The largest portion of these charge-offs is associated with the Bank’s indirect retail portfolio. Delinquent loans over thirty days from period to period increased to 1.98% at September 30, 2006 from 1.59% at September 30, 2005. Non-accrual loans to total loans decreased slightly to .38% of loans at September 30, 2006, from .40% at December 31, 2005. Management will continue to monitor the credit quality of the lending portfolio and will recognize additional provisions in the future to maintain the allowance for loan losses at an appropriate level. The balance for allowance for loan losses was $5,567, or 1.00% of total loans at September 30, 2006, unchanged as a percent of total loans from December 31, 2005.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 19, 2006 Press Release
DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Cash and due from financial institutions	$13,156	$18,069
Federal funds sold	7,975	—

Total cash and cash equivalents	21,131	18,069
Securities available for sale	93,717	96,580
Loans held for sale	778	1,640
Loans	556,127	553,045
Less allowance for loan losses	(5,567)	(5,535)

Net loans	550,560	547,510
Real estate owned	41	386
Investment in FHLB stock	3,546	3,327
Premises and equipment, net	9,305	8,854
Investment in unconsolidated affiliates	968	614
Bank owned life insurance	9,266	8,898
Accrued interest receivable and other assets	2,944	5,018

Total assets	$692,256	$690,896

LIABILITIES
Deposits
Noninterest-bearing	$59,325	$68,977
Interest-bearing	470,497	434,929

Total deposits	529,822	503,906
Federal funds purchased and other short-term borrowings	15,307	25,610
Federal Home Loan Bank advances	86,241	102,925
Accrued interest payable and other liabilities	818	2,201

Total liabilities	632,188	634,642

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,494 issued at September 30, 2006 and 4,273,200 issued at December 31, 2005	3,780	3,780
Retained earnings	67,677	63,552
Treasury stock, at cost, 458,786 and 447,112 shares at September 30, 2006 and December 31, 2005	(10,841)	(10,506)
Accumulated other comprehensive loss	(548)	(572)

Total shareholders’ equity	60,068	56,254

Total liabilities and shareholders’ equity	$692,256	$690,896

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Interest and dividend income
Loans	$10,399	$8,581	$29,759	$23,634
Taxable securities	860	767	2,585	2,291
Tax-exempt securities	238	206	708	579
Federal funds sold and other	71	5	149	7

Total interest income	11,568	9,559	33,201	26,511

Interest expense
Deposits	4,633	2,676	12,520	6,671
Borrowings	1,098	1,024	3,171	2,849

Total interest expense	5,731	3,700	15,691	9,520

Net interest income	5,837	5,859	17,510	16,991

Provision for loan losses	390	545	1,370	1,535

Net interest income after provision for losses	5,447	5,314	16,140	15,456

Noninterest income
Service charges on deposit accounts	691	686	1,990	1,891
Trust department income	165	161	575	513
Net gain (loss) on sale of assets	1	—	(9)	(32)
Gains on sale of loans	80	104	255	276
Treasury management fees	132	95	447	310
Data processing servicing fees	92	83	260	232
Earnings on bank owned life insurance	120	120	368	345
Other	146	101	399	685

	1,427	1,350	4,285	4,220

Noninterest expense
Salaries and other employee benefits	2,262	2,124	6,773	6,408
Occupancy and equipment	801	771	2,403	2,493
Professional services	118	53	390	323
Advertising	111	101	304	308
Postage, freight and courier	66	89	267	273
Supplies	70	71	202	196
State franchise taxes	136	110	399	325
Other	552	486	1,595	1,479

	4,116	3,805	12,333	11,805

Income before income taxes	2,758	2,859	8,092	7,871

Federal income tax expense	823	877	2,403	2,370

Net income	$1,935	$1,982	$5,689	$5,501

Basic and diluted earnings per common share	$0.51	$0.51	$1.49	$1.41

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/06	9/30/05	9/30/06	9/30/05

Key Financial Information

Net interest income	$5,837	$5,859	$17,510	$16,991

Provision for loan and lease losses	$390	$545	$1,370	$1,535

Noninterest income	$1,427	$1,350	$4,285	$4,220

Noninterest expense	$4,116	$3,805	$12,333	$11,805

Net income	$1,935	$1,982	$5,689	$5,501

Loan balances (average)	$561,771	$537,141	$563,881	$515,948

Deposit balances (average)	$533,626	$501,982	$535,240	$486,721

Basic earnings per common share	$0.51	$0.51	$1.49	$1.41

Diluted earnings per common share	$0.51	$0.51	$1.49	$1.41

Weighted Average Shares Outstanding (000)

Basic	3,815	3,865	3,817	3,910

Diluted	3,822	3,868	3,823	3,912

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/06	9/30/05	9/30/06	9/30/05

Key ratios

Return on average assets	1.10%	1.17%	1.08%	1.13%

Return on average shareholders’ equity	13.0%	14.2%	13.2%	13.3%

Annualized non-interest expense to average assets	2.36%	2.27%	2.34%	2.42%

Efficiency ratio	56.7%	52.8%	56.6%	55.7%

Net interest margin	3.56%	3.72%	3.60%	3.76%

Equity to assets at period end	8.68%	8.19%	8.68%	8.19%

Allowance for loan losses as a percentage of period-end loans	1.00%	1.04%	1.00%	1.04%

Total allowance for losses on loans to non-accrual loans	266%	299%	266%	299%

Net charge-offs (annualized) as a percent of average loans	0.44%	0.20%	0.32%	0.18%

Non-accrual loans to total loans (net)	0.38%	0.35%	0.38%	0.35%

Delinquent loans (30+ days)	1.98%	1.59%	1.98%	1.59%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 16 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2005 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.